OMB APPROVAL
                                                       OMB Number:  3235-0362
                                                       Expires: January 31, 2005
                                                       Estimated average burden
                                                       hours per response....1.0

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
F O R M   5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject to
    Section 16. Form 4 or Form 5 obli-
    gations may continue. See Instruc-
    tion 1(b).
[X] Form 3 Holdings Reported
[X] Form 4 Transactions Reported
--------------------------------------------------------------------------------

1. Name and Address of  2. Issuer Name and Ticker  6. Relationship of Reporting
   Reporting Person*       or Trading Symbol          Person(s) to Issuer
                                                      (Check all applicable)
 Eable Harbour             Napoli Enterprises, Inc.
 Management, Inc.          (OB:NPLE)                  X  Director   X  10% Owner
 ------------------------  ------------------------  ---           ---
 (Last)  (First) (Middle)                             X  Officer       Other
                                                     --- (give     --- (specify
 c/o Napoli Enterprises, Inc.                             title         below)
 Suite 566 - 1027 Davie St.                               below)
 -----------------------------                       President & CEO; CFO
       (Street)                                      ---------------------------

  Vancouver, British Columbia Canada V6E 4L2
  ------------------------------------------
    (City)        (State)             (Zip)

3. I.R.S. Identification     4. Statement for      7. Individual or Joint/
   Number of Reporting          Month/Year            Group Filing
   Person, if an entity            4-09-03            (Check Applicable Line)
   (Voluntary)                  -----------------         Form filed by One
                                                       X  Reporting Person
   ----------------------    5. If Amendment,         ---
                                Date of Original          Form filed by More
                                (Month/Day/Year)          than One Reporting
                                                          Person
                                -----------------     ---

                         Table I -- Non-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned
                         -------------------------------------------------------

1. Title of Security  2. Trans-  2.A       3. Trans-     4. Securities
   (Instr. 3)            action  Deemed       action        Acquired (A) or
                         Date    Execution    Code          Disposed of (D)
                         (Month  Date, if     (Instr. 8)    (Instr. 3, 4, and 5)
                          Day/   any
                         Year)   (Month                              (A)
                                  Day/                                or
                                  Year)                     Amount   (D) Price
   Common Shares -
    RESTRICTED
   -----------------   --------  ---------    ----------    --------------------

   -----------------   --------  ---------    ----------    --------------------

   -----------------   --------  ---------    ----------    --------------------

                        5. Amount of           6. Owner-        7. Nature of
                           Securities             ship             Indirect
                           Beneficially           Form:            Beneficial
                           Owned at end           Direct           Ownership
                           of Issuer's            (D) or           (Instr. 4)
                           Fiscal Year            Indirect
                           (Instr. 3 and 4)       (I)
                                                  (Instr. 4)
                            2,144,218                 D
                           ----------------       ----------       ----------

                           ----------------       ----------       ----------

                           ----------------       ----------       ----------

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of   2. Conver-  3. Trans-  3A.       4. Trans-     5. Number of Deriv-
   Derivative    sion or     action  Deemed       action        ative Securities
   Security      Exercise    Date    Execution    Code          Acquired (A) or
   (Instr. 3)    Price of    (Month/ Date, if     (Instr. 8)    Disposed of (D)
                 Deri-        Day/   any                        (Instr. 3, 4
                 vative       Year)  (Month                        and 5)
                 Security            Day/
                                     Year)                       (A)     (D)
     N/A            N/A        N/A     N/A         N/A           N/A     N/A
   ----------    --------    ------- --------- ------------- -------------------

   ----------    --------    ------- --------- ------------- -------------------

   ----------    --------    ------- --------- ------------- -------------------

6. Date Exer-         7. Title and Amount of    8. Price of    9. Number of
   cisable and           Underlying Securities     Derivative     Derivative
   Expiration            (Instr. 3 and 4)          Security       Securities
   Date                                            (Instr. 5)     Benificially
   (Month/Day                                                     Owned at end
    Year)                                                         of Year
                                                                  (Instr. 4)
   Date      Expira-                Amount or
   Exer-     tion          Title    Number of
   cisable   Date                   Shares

     N/A      N/A           N/A       N/A             N/A             N/A
   -----------------     ---------------------     ----------     --------------

   -----------------     ---------------------     ----------     --------------

   -----------------     ---------------------     ----------     --------------

10. Ownership       11. Nature of
    Form of             Indirect
    Derivative          Beneficial
    Security:           Ownership
    Direct (D) or       (Instr. 4)
    Indirect (I)
    (Instr. 4)

        N/A                N/A
    -------------       ----------

    -------------       ----------

    -------------       ----------

Explanation of Responses:

This filing pertains to securities held at Feb 28, 2003 fiscal year-end of Napoli Enterprises, Inc.


                         /s/ Steve Spanis                        April 8, 2003
                       -------------------------------         -----------------
                       **Signature of Reporting Person               Date


*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.